Exhibit 99.1

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Gerald L. Nies Named to Riverview Board of Directors

Vancouver, Wash., October 5, 2009 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Gerald L. Nies, President and CEO of Nies Insurance Inc., to the Board of Directors for Riverview Community Bank and Riverview Bancorp, Inc.

"Our Board and Company will benefit from Jerry’s extensive experience in business management, government relations and the insurance and investment sectors," said Pat Sheaffer, Chairman and CEO of Riverview Bancorp. "Jerry has a great understanding of the regional business community and knows how to identify and take advantage of business opportunities. As the regional business climate improves, his expertise will be invaluable."

Mr. Nies, a Chartered Property Casualty Underwriter, is a member of the Washington State Insurance Commissioner’s Agent Advisory Committee and serves as the Past President of the National Advisory Council for Safeco Insurance. He also is on the administrative board for the Clark County Emergency Medical Services District No. 2., and the Board of Directors for Northwest Heart of Gold Inc., a Portland-based nonprofit that raises funds for cancer research at Oregon Health Sciences University.

Nies was a volunteer firefighter and EMT and served for five years as the Fire Chief for the City of Battle Ground in the late 1980s. He was also elected to the Battle Ground City Council in 1984 and is a Past President of the Battle Ground Chamber of Commerce.

Nies Insurance has been serving the Vancouver/Portland area for over 30 years with over twenty-five insurance specialists in all areas of the insurance and financial industry. Nies Insurance has 30 employees, five locations in Clark County and is licensed in five Western States.

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor.  With assets of $920 million, it is the parent company of the 86 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp.  There are 18 branches, including ten in fast growing Clark County, three in the Portland metropolitan area and four lending centers.  The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.